Exhibit 99.1

FOR IMMEDIATE RELEASE

Vincent Loiacono Joins TerreStar as Chief Accounting Officer
CFO Neil Hazard Steps Down

RESTON, Va. – November 26, 2008 – TerreStar Corporation (NASDAQ: TSTR) today announced that Vincent Loiacono has joined TerreStar as Chief Accounting Officer and Principal Accounting Officer responsible for the financial planning, analysis, and treasury activities; reporting to TerreStar President Jeffrey Epstein.

“Vincent brings 25 years of experience in finance, accounting, and operations in the telecommunications industry,” said Jeffrey Epstein. “We welcome the addition of Vincent’s level of professionalism and financial discipline and believe there is great value in his experience with both public companies and start-ups – including an initial public offering (IPO).”

Prior to joining TerreStar, Loiacono served as Senior Vice President and Corporate Controller of WorldSpace, Inc, a satellite-based radio and data broadcasting service, which operated in countries in Africa, Asia and Western Europe. He was responsible for all global accounting activities, including compliance and controls, financial reporting, accounting transactional work processes and financial information systems, as well as financial standards, planning and financial support to its global businesses such as a $221 million IPO for WorldSpace.

Previously, Loiacono served in senior management financial roles in AT&T Government Solutions and Nextel Communications.  Loiacono also held senior manager and manager roles at KPMG and Deloitte and Touche, public accounting firms.

Mr. Loiacono holds a bachelor of business degree in accounting from Bernard Baruch College. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and District of Columbia Society of CPAs.

Additionally, TerreStar Chief Financial Officer Neil Hazard will leave the Company at the end of November to pursue other interests.

“We appreciate all that Neil has done for TerreStar and wish him well in his pursuits,” said Epstein.

About TerreStar Networks Inc.

TerreStar Networks, Inc. (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), is enabling its partners and their customers to offer a reliable and secure satellite-terrestrial mobile broadband network that will provide mobile voice, data and video services to homeland defense and public safety organizations, rural and under-served communities, outdoor adventurers, maritime industry, (M2M) machine-to-machine communications providers, and to ‘power’  users interested in 'anywhere' coverage throughout North America.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Deirdre Blackwood
TerreStar
+1.703.483.7824
Deirdre.blackwood@terrestar.com